Exhibit 10.2

Evidence of Award
Turnaround Incentive Award
Restricted Stock Units

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (“Sprint” or the “Company”) and its subsidiaries as “we” or “us,” and we refer to the Award recipient as “you.”

1. Award of Restricted Stock Units

Effective May 24, 2017 (the “Date of Grant”), the Compensation
Committee of the Company granted you <number> restricted stock units (the “RSUs”) under the terms of the Sprint
Corporation 2015 Omnibus Incentive Plan (the “Plan”). Subject to the terms and conditions of the Plan and this
Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock of the
Company. If you do not satisfy the Form S-8 definition of “employee,” we will not deliver shares of Common Stock underlying your RSUs that are earned under this award, but we will settle the shares in cash by paying you the value (using the closing price of the Common Stock) as of the vesting date. This award is intended to be a Qualified Performance-Based Award as defined in the Plan.

2. Determination of Earned Shares
Your RSUs will be earned (the “Earned Shares”) upon the achievement of specified volume-weighted average prices of Common Stock during regular trading on the NYSE over any 150-calendar day period during a period from May 24, 2017 through March 31, 2021 (the “Performance Period”). The volume-weighted average prices associated with the Earned Shares are as set forth below:

•	<$12.00: Earned Shares = 0% of target

•	$12.00: Earned Shares = 25% of target

•	$13.00: Earned Shares = 50% of target

•	$13.75: Earned Shares = 100% of target

•	=>$17.00: Earned Shares = 120% of target
In determining Earned Shares, there is no interpolation between the above price targets. For example, if the highest volume-weighted average price over any 150-calendar day period during the Performance Period is $13.50, then the Earned Shares would be 50% of target.

3. Vesting and Forfeiture
If the price targets specified in paragraph 2 are not achieved by the conclusion of the Performance Period, the opportunity is forfeited. Once shares are earned - that is, the price target has been attained during the
Performance Period - they are subject to forfeiture if you are not continuously serving as our employee through the Vesting Date (subject to the exceptions in Paragraphs 4 and 5 below), but they are not subject to forfeiture based on subsequent share price performance. The Earned Shares vest 50 percent on the fourth anniversary of the Date of Grant and 50 percent on the fifth anniversary of the Date of Grant (each date is referred to as a “Vesting Date”). In addition, you will forfeit undelivered RSUs if (a) you have an employment agreement and you breach a restrictive covenant in your employment agreement during the Restricted Period (or “Non-compete Period”, as applicable) as defined in your employment agreement, or (b) if you do not have an employment agreement and you breach your obligation to refrain from Detrimental Activity as described in Exhibit A.

4. Treatment of Certain Terminations before a Vesting Date
    If, (1) before a Vesting Date and after two years following the Date of Grant, your employment is terminated by the Company without Cause, or (2) before a Vesting Date you have a termination by death, or termination by Disability, you will receive on the Vesting Date a pro-rata number of the Earned Shares you would have otherwise received without such termination, based on the number of days you were employed during the Performance Period over the entire Performance Period. Cause and Disability are defined in the Plan.

5. Treatment of Change in Control during the Performance Period
    If a Change in Control, as defined in this Evidence of Award, occurs during the Performance Period,

Earned Shares (if any) will be the greater of the achievement based on (1) volume-weighted average prices of
Common Stock over any 150-calendar day period as specified in Paragraph 2 as of the date of the Change in
Control, or (2) the consideration per share of Common Stock in connection with the Change in Control using the prices specified in Paragraph 2. Any Earned Shares under the previous sentence will vest on the Vesting Date as specified in Paragraph 3, unless the continuing entity fails to assume the RSUs, in which case vesting will accelerate without proration as of the date of the Change in Control. In addition, if during the CIC Severance Protection Period, your employment is terminated by the Company under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor), the CIC Severance Protection Plan (if you are a participant in that plan), or your employment agreement (if applicable), any Earned Shares will immediately vest and become payable without proration. Change in Control for this award is as defined in the Plan, except that acquisition by SoftBank Group Corp. or its subsidiaries of 100% of the Company’s shares (such that the Company ceases to have any class of equity securities listed on a national securities exchange) will not constitute a Change in Control. CIC Severance Protection Period is also defined in the Plan. It means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death.

6. Agreement to Refrain from Detrimental Activity
    You shall indicate your agreement to obligations to refrain from Detrimental Activity as described in Exhibit A to this Evidence of Award in accordance with the instructions provided herein, and your acceptance of this Award shall include your acceptance of these obligations. You and the Company hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and the Company executed agreement to these obligations in paper form.

7. Dividends
    Your RSUs are not eligible for dividends.

8. Delivery Date; Market Value Per Share
The Delivery Date (the date as of which we distribute to you the Common Stock underlying your Vested
RSUs or cash if you do not satisfy the Form S-8 definition of “employee”) is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying your Vested RSUs as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service.

9. Transfer of your RSUs and Designation of Beneficiaries
    Your RSUs represent a contract between the Company and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Company. Upon the Vesting Date following your death, any Earned Shares prorated as described in Paragraph 4 will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

10. Plan Terms
    All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online on Sprint’s intranet.

11. Adjustment
    In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, extraordinary cash dividend, combination of shares or any other change in our corporate structure or shares of our

Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

12. Amendment; Discretionary Nature of Plan
    This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved either before or after the Date of Grant, without your written consent. Subject to the above restriction, you acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants (other than as contained herein), if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

13. Data Privacy
By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

14. Governing Law
    This Evidence of Award will be governed by the laws of the State of Delaware. No shares of Common
Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.

15. Severability
    The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

16. Taxes
You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the
Common Stock (or cash payment if you do not satisfy the Form S-8 definition of “employee”) on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.

17. Clawback
We may recover any compensation related to this award to the extent the Board of Directors of the Company determines that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate, or as may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

18. Entire Understanding
You hereby acknowledge that you have read the 2015 Omnibus Incentive Plan Information Statement (the “Information Statement”) available on Sprint’s intranet. To the extent not inconsistent with the provisions of this
Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan, contain the entire understanding of the parties.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

Exhibit A - Obligation to Refrain from Detrimental Activities

If you have an employment agreement with us, the restrictive covenants in that agreement are incorporated by reference in this Evidence of Award, and your obligations to refrain from Detrimental Activities will be governed by your employment agreement rather than the obligations described in this Exhibit A.

If you do not have an employment agreement, in consideration of receiving the Award, you, the Participant, agree to the following obligations:
1. Noncompetition
(a)During the period of your employment with us, and for a period ending twelve (12) months following a termination of your employment with us for any reason, you shall not, without the prior written consent of the Senior Vice President, Human Resources of the Corporation (or his or her designee) directly or indirectly, engage in activities for or on behalf of a Competitor that are the same or similar in form or function to the services you provided in the last year of your employment to the Company or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. Your ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph. “Company Group” means the Corporation, any of its subsidiaries or any affiliates of the Corporation or its subsidiaries.

This paragraph (a) shall not prohibit you from engaging in the practice of law as an in-house counsel, sole practitioner or as a partner in (or as an employee of or counsel to) a corporation or law firm in accordance with applicable legal and professional standards. However, this exception does not apply to you if you are providing services to any person, partnership, firm, corporation, institution or other entity that is a Competitor, if such engagement or services being provided are not primarily the practice of law.
(b)A “Competitor” is any entity doing business directly or indirectly (e.g., as an owner, investor, provider of capital or otherwise) in the United States including any territory of the United States (the “Territory”) that provides wireless products and/or services that are the same or similar to the wireless products and/or services that are currently being provided at the time of your termination or that were provided by the Company Group during the two-year period prior to your separation from service with the Company Group.

(c)
You acknowledge and agree that due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time. You further acknowledge and agree that the Company Group markets its products and services on a nationwide basis, encompassing the Territory and that the restrictions imposed by this covenant, including the geographic scope, are reasonably necessary to protect the Company Group’s legitimate interests.

(d)
You covenant and agree that should a court at any time determine that any restriction or limitation in this Section 1 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

2. Non-Solicitation
(a) During the period of your employment with us, and for a period ending twelve (12) months following a termination of your employment with us for any reason, you shall not, without the prior written consent of the Senior Vice President, Human Resources of the Corporation (or his or her designee) directly or indirectly, individually or on behalf of any other person or entity do or suffer any of the following:

(1)
hire or employ or assist in hiring or employing any person who was at any time during the last 18 months of your employment an employee, representative or agent of any member of the Company Group or solicit, aid, induce or attempt to solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(2)	induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;

(3)
solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of your employment for purposes of business which is competitive to the Company Group within the Territory; or

(4)
solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner.

(5)
For purposes of this section, the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, (iii) referring employees of the Company Group to personnel or agents employed by competitors, suppliers or customers of the Company Group, and (iv) initiating communications with any person or entity relating to a possible Change in Control

3. Agreement to Refrain from Detrimental Activities.
You shall indicate your agreement to the noncompetition and non-solicitation obligations in this Exhibit A in accordance with the instructions provided in the on-line grant acceptance process on the UBS One Source website (https://onesource.ubs.com/CEFSWebApp/callpage.do?bookCode=S&page=login_header_new), and your acceptance of the Award shall include your acceptance of these obligations. You and the Corporation hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and executed the agreement in paper form.